EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: DENNIS WELLS or RON STOWELL
DATE: OCTOBER 27, 2016	(513) 793-3200

LSI INDUSTRIES INC. REPORTS OPERATING RESULTS
FOR THE YEAR AND FOURTH QUARTER ENDED SEPTEMBER 30, 2016,
AND DECLARES REGULAR CASH DIVIDEND

Cincinnati, OH; October 27, 2016 – LSI Industries Inc. (NASDAQ:  LYTS) today:

•	reported first quarter FY 2017 net sales of $84,159,000 a decrease of 2% as compared to $85,925,000 in the same period of the prior fiscal year;

•	reported pre-tax Restructuring costs and Plant Closure costs in the first quarter of FY 2017 totaling $1,056,000 (includes a related $400,000 inventory write-down);

•	reported first quarter FY 2017 net income of $829,000, or $0.03 per share, a decrease of 78% as compared to $3,750,000, or $0.15 per share, for the same period of the prior fiscal year; and

•	declared a regular quarterly cash dividend of $0.05 per share payable November 15, 2016 to shareholders of record on November 7, 2016.

Financial Highlights	Three Months Ended September 30
(In thousands, except per share data; unaudited)	2016	2015	% Change
Net Sales	$84,159	$85,925	(2)%
Operating Income as reported	$1,066	$5,763	(82)%
Restructuring costs and plant closure costs	1,056	--	n/m %
Severance costs	145	--	n/m
Operating Income as adjusted (a)	$2,267	$5,763	(61)%
Net Income as reported	$829	$3,750	(78)%
Net Income as adjusted	$1,621	$3,750	(57)%
Earnings per share (diluted ) as reported	$0.03	$0.15	(80)%
Earnings per share (diluted) as adjusted	$0.06	$0.15	(60)%

	9/30/16	6/30/16
Working Capital	$89,213	$88,510
Total Assets	$192,825	$195,560
Long-Term Debt	nil	nil
Shareholders' Equity	$156,891	$155,520

(a)
The Company recorded pre-tax restructuring costs and plant closure costs totaling $1,056,000, and incurred net pre-tax other severance expense of $145,000 in the first quarter of fiscal 2017.  Operating income, net income, and earnings per share (diluted) before the restructuring costs, plant closure costs and severance expense are Non-GAAP financial measures (see page 4).

Management Comments and Outlook

Dennis W. Wells, Chief Executive Officer and President, commented, "During the first quarter of fiscal 2017, revenues declined 2% year-over-year in what was a difficult quarterly comparison, especially given the strength of the Phillips 66 program in our Graphics Segment last year.
"Gross margin was 24.8% in the quarter, or 25.8% excluding restructuring and plant closure costs, compared to 27.2% a year ago.  A significant increase in steel pricing was the primary reason for the gross margin decline.  This cost increase was partially offset by savings in other areas, including cost improvements in LED drivers and other materials, improved labor utilization, and freight costs.
"Operating expenses were higher due to investments in our sales force, commission payments and increased state use tax.  During the quarter we announced the shutdown of the Beaverton, Oregon and Kansas City, Kansas facilities, incurring charges of approximately $1.1 million.
"We are making solid progress with our major fiscal 2017 initiatives, including the ongoing pursuit of operating efficiencies and facility consolidation.  The LSI Business System is active.  We completed 33 Kaizen events in the first quarter, with a goal of 125 events during fiscal 2017.  With the consolidation of the Beaverton and Kansas City facilities, we expect to see annual savings of over $1.8 million.

"While the first quarter results were below expectations, our efforts over the past two years to lay the groundwork for sustained growth are bearing fruit.  We have invigorated our sales teams across all segments.  I am excited by the caliber of the new sales hires, and our current order pipeline is healthy.
"Internal investments in our SOAR™ Digital Signage program are showing compelling results, leading us to direct additional investments towards our marketing and sales efforts for this program.  AirLink™ and SmartVision™, two of our Smart Lighting programs, are also continuing to show promise.  Additionally, we are continuing to pursue external growth opportunities using a disciplined acquisition strategy.
"While the current market environment has proven challenging, we are committed to achieving above-market revenue growth and improving margins moving forward.  Our confidence stems from:  1) our expectation that the strategic initiatives put into place over the past two years will continue to strengthen our business and improve our competitive position; 2) tactical actions that have been initiated to address recent weakness; and 3) the motivation of the entire LSI team.
"Our financial position remains strong, and our cash position was $30.7 million versus $28.4 million a year ago.  We are maintaining our dividend at a $0.20 annual rate, and will consider increasing that rate based upon the strength of operating results in upcoming quarters."

First Quarter Fiscal 2017 Results

Net sales in the first quarter of fiscal 2017 were $84,159,000, a decrease of 2% as compared to last year's first quarter net sales of $85,925,000.  Lighting Segment net sales increased 2.2% to $60,370,000, Graphics Segment net sales decreased 15.4% to $18,894,000, and Technology Segment net sales (excluding significant intersegment net sales) increased 8.3% to $4,895,000.  After consideration of the Technology Segment's intersegment sales in support of LED products manufactured and sold by the Lighting Segment, this segment's net sales decreased 1.6% in the first quarter as compared to the prior year.  In the first quarter of fiscal 2017 the Company recorded pre-tax restructuring costs of $656,000 ($503,000 was expensed in Cost of Products Sold and $153,000 was expensed in Selling and Administrative expenses) and plant closure costs related to an inventory write-down of $400,000 as the Company exits the manufacturing of fluorescent lighting fixtures  -- combining to a total of $1,056,000.  Additionally, the Company recorded other severance costs of $145,000 in the first quarter of fiscal 2017.  The fiscal 2017 first quarter net income of $829,000, or $0.03 per share, decreased 78% as compared to the fiscal 2016 first quarter net income of $3,750,000 or $0.15 per share.  Earnings per share represents diluted earnings per share.

Balance Sheet

The balance sheet at September 30, 2016 included current assets of $124.0 million, current liabilities of $34.8 million and working capital of $89.2 million, which includes cash of $30.7 million.  The current ratio was 3.6 to 1.  The Company has shareholders' equity of $156.9 million, no long-term debt, and borrowing capacity on its commercial bank facility as of September 30, 2016 of $29.6 million.  With continued strong cash flow, a sound and conservatively capitalized balance sheet, and $30 million in credit facilities, LSI Industries believes its financial condition is sound and capable of supporting the Company's planned growth, including acquisitions, if any.

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.05 per share in connection with the first quarter of fiscal 2017 payable November 15, 2016 to shareholders of record as of November 7, 2016.  The indicated annual cash dividend rate is $0.20 per share. The Board of Directors has adopted a policy regarding dividends which indicates that dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements, financial condition, debt levels, stock repurchases, future business developments and opportunities, and other factors deemed relevant.

Non-GAAP Financial Measures

This press release includes adjustments to GAAP net income and earnings per share for the three month period ended September 30, 2016.  Adjusted net income and earnings per share, which exclude the impact of restructuring and plant closure costs, and other severance costs, are non-GAAP financial measures.  We believe that these are useful as supplemental measures in assessing the operating performance of our business.  These measures are used by our management, including our chief operating decision maker, to evaluate business results.  We exclude these non-recurring items because they are not representative of the ongoing results of operations of our business.  Below is a reconciliation of these non-GAAP financial measures to the net income and earnings per share reported for the periods indicated.

(in thousands, except per share data; unaudited)	Fourth Quarter
	FY 2017	Diluted EPS	FY2016	Diluted EPS
Reconciliation of net income to adjusted net income:
Net income and earnings per share as reported	$829	$0.03	$3,750	$0.15

Adjustment for restructuring and plant closure costs, inclusive of the income tax effect	695	0.03	--	--

Adjustment for other severance costs, inclusive of the income tax effect	97	--	--	--

Adjusted net income and earnings per share	$1,621	$0.06	$3,750	$0.15

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  Forward-looking statements may be identified by words such as "estimates," "anticipates," "projects," "plans," "expects," "intends," "believes," "seeks," "may," "will," "should" or the negative versions of those words and similar expressions, and by the context in which they are used.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties over which the Company may have no control.  These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, potential costs associated with litigation and regulatory compliance, reliance on key customers, financial difficulties experienced by customers, the cyclical and seasonal nature of our business, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs whether as a result of uncertainties inherent in tax and accounting matters or otherwise, unexpected difficulties in integrating acquired businesses, the ability to retain key employees of acquired businesses, unfavorable economic and market conditions, the results of asset impairment assessments, and any other risk factors that are identified herein.  You are cautioned to not place undue reliance on these forward-looking statements.  In addition to the factors described in this paragraph, the risk factors identified in our Form 10-K and other filings the Company may make with the SEC constitute risks and uncertainties that may affect the financial performance of the Company and are incorporated herein by reference.  The Company does not undertake and hereby disclaims any duty to update any forward-looking statements to reflect subsequent events or circumstances.

About the Company

We are a customer-centric company that positions itself as a value-added, trusted partner in developing superior image solutions through our world-class lighting, graphics, and technology capabilities.  Our core strategy of "Lighting + Graphics + Technology = Complete Image Solutions" differentiates us from our competitors.

We are committed to advancing solid-state LED technology to make affordable, high performance, energy-efficient lighting and custom graphic products that bring value to our customers.  We have a vast offering of innovative solutions for virtually any lighting or graphics application.  In addition, we provide sophisticated lighting and energy management control solutions to help customers manage their energy performance.  Further, we provide a full range of design support, engineering, installation and project management services to our customers.

We are a vertically integrated U.S.-based manufacturer concentrating on serving customers in North America and Latin America.  Our major markets include commercial / industrial lighting, petroleum / convenience store and multi-site retail (including automobile dealerships, restaurants and national retail accounts).  Headquartered in Cincinnati, Ohio, LSI has facilities in Ohio, California, Kansas, Kentucky, New York, Rhode Island and Texas.  The Company's common shares are traded on the NASDAQ Global Select Market under the symbol LYTS.

For further information, contact either Dennis Wells, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note:    Today's news release, along with past releases from LSI Industries, is available on the Company's internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.

Condensed Consolidated Statements of Operations

	Three Months Ended September 30
(in thousands, except per share data; unaudited)	2016	2015

Net sales	$84,159	$85,925

Cost of products and services sold	62,821	62,576
Restructuring costs – cost of sales	503	--

Gross profit	20,835	23,349

Selling and administrative expenses	19,616	17,586

Restructuring costs – SG&A expense	153	--

Operating income (loss)	1,066	5.763

Interest (income), net	(14)	--

Income (loss)before income taxes	1,080	5,763

Income tax expense	251	2,013
Net income (loss)	$829	$3,750

Income (loss) per common share
Basic	$0.03	$0.15
Diluted	$0.03	$0.15

Weighted average common shares outstanding
Basic	25,275	24,764
Diluted	25,912	25,195

Condensed Consolidated Balance Sheets
(in thousands, unaudited)	September 30, 2016	June 30, 2016
Current Assets	$124,003	$127,743
Property, Plant and Equipment, net	47,691	47,462
Other Assets	21,131	20,355
	$192,825	$195,560

Current Liabilities	$34,790	$39,233
Long-Term Debt	--	--
Other Long-Term Liabilities	1,144	807
Shareholders' Equity	156,891	155,520
	$192,825	$195,560